                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

[X] Filed by the Registrant
[ ] Filed by a Party other than the Registrant

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
[ ] Definitive Proxy Statement
[X] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Sec. 240.14a-12

               Delaware Investments Dividend and Income Fund, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1.  Title of each class of securities to which transaction applies:

    2.  Aggregate number of securities to which transaction applies:

    3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

    4.  Proposed maximum aggregate value of transaction:

    5.  Total fee paid:

[ ] Fee paid previously with preliminary proxy materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1)  Amount Previously Paid:

        ------------------------------------------------------------------------

    2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

    3)  Filing Party:

        ------------------------------------------------------------------------

    4)  Date Filed:

        ------------------------------------------------------------------------

DELAWARE
INVESTMENTS(R)
------------------------------------
A MEMBER OF LINCOLN FINANCIAL GROUP

                                                     2005 Market Street
                                                     Philadelphia, PA 19103-7094


FOR IMMEDIATE RELEASE

Contact:  Ayele Ajavon                             Laurel O'Brien
Corporate Communications                           Corporate Communications
Delaware Investments                               Delaware Investments
215-255-1632                                       215-255-1520
aajavon@delinvest.com                              lobrien@delinvest.com


               DELAWARE INVESTMENTS DIVIDEND AND INCOME FUND, INC.
               ANNOUNCES ELECTION OF PATRICK P. COYNE AS PRESIDENT
             AND CHIEF EXECUTIVE OFFICER OF THE FUND AND ADDITIONAL
               INFORMATION RELATED TO ITS UPCOMING ANNUAL MEETING

PHILADELPHIA, AUGUST 1, 2006 - Delaware Investments Dividend and Income Fund, Inc. (the "Fund"), a New York Stock Exchange listed closed-end fund trading under the symbol "DDF," today announced that the Fund's Board of Directors (the "Board") has elected Patrick P. Coyne as president and chief executive officer of the Fund, effective August 1, 2006. Mr. Coyne has been with Delaware Investments, the parent company of the Fund's investment manager, for more than 17 years and is currently the firm's president. Mr. Coyne is also president and chief executive officer of all funds in the Delaware Investments(R) Family of Funds. The team responsible for managing the Fund's assets remains in its role at Delaware Investments.

The Fund also announced additional information related to its upcoming Annual Meeting of Shareholders (the "Meeting"). A Combined Proxy Statement dated July 10, 2006 (the "Proxy Statement") related to the Meeting was mailed to the Fund's shareholders on or about July 12, 2006. The sole proposal to be presented to shareholders at the Meeting is the election of the Board. Subsequent to the mailing of the proxy materials, Jude T. Driscoll, a Director and one of the nominees for election to the Board, resigned from the Board, effective August 1, 2006. As a result, Mr. Driscoll has withdrawn from the election described in the Proxy Statement, and any votes received with respect to Mr. Driscoll will therefore not be counted.

At a regularly scheduled meeting on August 16, 2006, the Board's Nominating Committee is expected to recommend substituting Patrick P. Coyne for Mr. Driscoll as a nominee for election to the Board and, if Mr. Coyne is recommended by the Nominating Committee, the Board is expected to recommend Mr. Coyne as a substitute nominee for election to the Board. As previously disclosed in the Proxy Statement, in the case of the withdrawal of a nominee for election, the power given by shareholders in the Proxy Card may be used by the persons named as proxies to vote for a substitute nominee or nominees as recommended by the existing Board. Accordingly, if Mr. Coyne is recommended by the Board as a substitute nominee, the named proxies are expected to exercise their discretion to vote for Mr. Coyne at the Meeting.

The Fund is a diversified, closed-end fund. The primary investment objective is to seek high current income; capital appreciation is a secondary objective. The Fund seeks to achieve its objectives by investing, under normal circumstances, at least 65 percent of its total assets in income-generating equity securities, including dividend-paying common stocks, convertible securities, preferred stocks and other equity-related securities. Up to 35 percent of the Fund's total assets may be invested in non-convertible debt securities consisting primarily of high-yield, high-risk corporate bonds. In addition, the Fund utilizes leveraging techniques in an attempt to obtain a higher return for the Fund. There is no assurance that the Fund will achieve its investment objectives.

In 1995, the Fund implemented a managed distribution policy. Under the policy, the Fund is managed with a goal of generating as much of the dividend as possible from ordinary income (net investment income and short-term capital gains). The balance of the dividend then comes from long-term capital gains and, if necessary, a return of capital.

ABOUT DELAWARE INVESTMENTS:
Delaware Investments, an affiliate of Lincoln Financial Group, is a Philadelphia-based diversified asset management firm with more than $120 billion in assets under management as of March 31, 2006. Through a broad range of managed accounts and portfolios, mutual funds, retirement accounts, sub-advised funds, education savings plans and other investment products, Delaware Investments provides investment services to individual investors and to institutional investors such as private and public pension funds, foundations, and endowment funds. Delaware Investments is the marketing name for Delaware Management Holdings, Inc. and its subsidiaries. For more information on Delaware Investments, visit the company at www.delawareinvestments.com. Lincoln Financial Group is the marketing name for Lincoln National Corporation (NYSE: LNC) and its affiliates. For more information on Lincoln Financial Group, visit www.lfg.com.


                                    -- ## --